EXHIBIT 99.1

Biostage Provides Update on FDA Investigational New Drug Application for its Lead Product Candidate Cellspan™ Esophageal Implant

Holliston, MA – January 2, 2020 – Biostage, Inc. (OTCQB: BSTG) (“Biostage” or the “Company”), a bioengineering company developing next-generation esophageal implants, received the anticipated formal response from the U.S. Food and Drug Administration (FDA) related to the Company’s Investigational New Drug (IND) application for the Cellspan Esophageal Implant (CEI).

This anticipated letter, received December 26th, details specific questions and clarifications that will enable Biostage to complete and submit its formal reply. Biostage received a preliminary communication from the FDA on November 27th, allowing the Company to begin preparing its responses.

“Our R&D team is expeditiously finalizing our responses,” said Jim McGorry, CEO of Biostage. “Prior to receiving approval to begin testing human subjects for a first-in-human trial, multiple rounds of communication with the FDA are anticipated and routine. Entering the clinic is our greatest priority and we will provide an update as soon we receive approval from the FDA.”

The FDA noted in its letter that it will inform Biostage of its decision within 30 days of the Company’s submission of its formal response.

About Biostage, Inc.

Biostage is a bioengineering company that is developing next-generation esophageal implants. The Company’s Cellspan technology combines a proprietary, biocompatible scaffold with a patient’s own cells to create an esophageal implant that could potentially be used to treat pediatric esophageal atresia and other conditions that affect the esophagus. The Company’s esophageal implant leverages the body’s inherent capacity to heal itself as it is a “living tube” that facilitates regeneration of esophageal tissue and triggers a positive host response resulting in a tissue-engineered neo-conduit that restores continuity of the esophagus. These implants have the potential to dramatically improve the quality of life for children and adults. At Biostage, we believe the future of medicine has been inside us all along.

For more information, please visit www.biostage.com and connect with the Company on Twitter and LinkedIn.

Forward-Looking Statements

Some of the statements in this press release are "forward-looking" and are made pursuant to the safe harbor provision of the Private Securities Litigation Reform Act of 1995. These "forward-looking" statements in this press release include, but are not limited to, statements relating to our financing activities; development expectations and regulatory approval of any of the Company’s products, including those utilizing its Cellspan and Cellframe™ technology, by the U.S. Food and Drug Administration, the European Medicines Agency or otherwise, which expectations or approvals may not be achieved or obtained on a timely basis or at all; or success with respect to any collaborations, clinical trials and other development and commercialization efforts of the Company’s products, including those utilizing its Cellspan and Cellframe technology, which such success may not be achieved or obtained on a timely basis or at all. These statements involve risks and uncertainties that may cause results to differ materially from the statements set forth in this press release, including, among other things, the Company’s inability to obtain needed funds in the immediate future; the Company’s ability to obtain and maintain regulatory approval for its products; plus other factors described under the heading "Item 1A. Risk Factors" in the Company’s Annual Report on Form 10-K for the fiscal year ended December 31, 2018 or described in the Company’s other public filings. The Company’s results may also be affected by factors of which the Company is not currently aware. The forward-looking statements in this press release speak only as of the date of this press release. The Company expressly disclaims any obligation or undertaking to release publicly any updates or revisions to such statements to reflect any change in its expectations with regard thereto or any changes in the events, conditions or circumstances on which any such statement is based.

Investor Relations Contact

Peter Chakoutis

Vice President of Finance

774-233-7300

pchakoutis@biostage.com